Exhibit 99.2

(Furnished herewith)

Deere & Company

Other Financial Information

For the Six Months Ended	Equipment Operations*		Agriculture and Turf		Construction and Forestry*
	May 3	April 28	May 3	April 28	May 3	April 28
Dollars in millions	2020	2019	2020	2019	2020	2019
Net Sales	$14,754	$17,214	$10,455	$11,963	$4,299	$5,251
Net Sales - excluding Roadbuilding	$13,426	$15,801	$10,455	$11,963	$2,971	$3,838
Average Identifiable Assets
With Inventories at LIFO	$20,093	$21,019	$10,680	$10,960	$9,413	$10,059
With Inventories at LIFO - excluding Roadbuilding	$14,130	$14,623	$10,680	$10,960	$3,450	$3,663
With Inventories at Standard Cost	$21,512	$22,389	$11,831	$12,064	$9,681	$10,325
With Inventories at Standard Cost - excluding Roadbuilding	$15,549	$15,993	$11,831	$12,064	$3,718	$3,929
Operating Profit	$1,356	$1,943	$1,167	$1,367	$189	$576
Operating Profit - excluding Roadbuilding	$1,313	$1,827	$1,167	$1,367	$146	$460
Percent of Net Sales - excluding Roadbuilding	9.8%	11.6%	11.2%	11.4%	4.9%	12.0%
Operating Return on Assets - excluding Roadbuilding
With Inventories at LIFO - excluding Roadbuilding	9.3%	12.5%	10.9%	12.5%	4.2%	12.6%
With Inventories at Standard Cost - excluding Roadbuilding	8.4%	11.4%	9.9%	11.3%	3.9%	11.7%
SVA Cost of Assets - excluding Roadbuilding	$(932)	$(960)	$(710)	$(724)	$(222)	$(236)
SVA	$381	$867	$457	$643	$(76)	$224

For the Six Months Ended	Financial Services
	May 3	April 28
Dollars in millions	2020	2019
Net Income Attributable to Deere & Company	$197	$275
Average Equity	$5,071	$5,006
Return on Equity	3.9%	5.5%
Operating Profit	$254	$362
Cost of Equity	$(330)	$(333)
SVA	$(76)	$29

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity (15 percent in 2018). The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* The results and assets related to the Company's Roadbuilding product line are excluded from the calculation of SVA to allow time for integration and assimilation of the 2017 acquisition of Wirtgen Group Holding GmbH's operations.

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